Exhibit 9

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

Exhibit 5.3.8.1 to the Amendment to the Original PRJ of Oi Group

General Terms and Conditions

(SPA UPI Movable Assets)

Note: capitalized terms not defined in this document shall have the meaning ascribed thereto in the SPA.

Main terms

“Share Purchase Agreement and Other Covenants” (“SPA”) to be entered into between Telemar Norte Leste S.A. - Under Judicial Reorganization (“Seller”) and [buyer(s)] (“Buyer” and, jointly with Seller, “Parties”), with the intervention and consent of Oi S.A. - Under Judicial Reorganization (“Intervening Consenting Party”).

Object of the SPA:

•  Disposal, by Seller to Buyer, of the Isolated Production Unit formed by 100% of the shares issued by a specific purpose enterprise (“SPE Movable”), free and clear of any Liens, the assets of which shall composed of, on the Closing Date, substantially the Assets, Liabilities and Rights of UPI Movable Assets (that is, “UPI Movable Assets”).

Price and payment method:

•  The base price shall be the price declared the winner in the court auction (calculated based on the pro forma Financial Statements of Oi Móvel, including only UPI Movable Assets, prepared based on the audited Financial Statements of Oi Móvel on the base date of December 31, 2019) (“Base Price”).

o   The amount of the Base Price that shall be informed in the SPA shall be updated from the date of the court auction until the execution of the SPA.

•  Payment in full of the price on the Closing Date.

Price Adjustment and Carve Out:

•  Carve out: the carve out of UPI Movable Assets must be implemented within the term of 10 months as of the execution of the SPA, it being certain that, at the end of such term, SPE Movable must be operating in an isolated and independent manner from Oi Móvel (that is, the carve out shall be considered as completed once SPE Movable is operating in an isolated and independent manner from Oi Móvel)

o  For the purposes of carve out, two exhibits shall be included in the SPA: (i) an exhibit with the list of composition of UPI Movable Assets; and (ii) the other exhibit with the acts that must be completed for SPE Movable to be considered as “operating in an isolated and independent manner from Oi Móvel”.

•  Price Adjustment: once the carve out has been completed, an individual balance of SPE Movable shall be prepared and audited by an independent auditor of Oi

•  Móvel, with the base date on the closing of the quarter subsequent to the quarter when the conclusion of the carve out will occur (“Final Balance”) (for example, if the segregation of UPI Movable Assets occurs in June (that is, during the 2nd quarter of the year), the base date of the Final Balance would be the end of the 3rd quarter of the year (that is, September 30)), which shall be used for the purposes of the adjustment of the Base Price.

o  The Base Price shall be adjusted (i) based on the variations of the Net Debt and Working Capital between the base date of the pro forma Financial Statements of Oi Móvel and the base date of the Final Balance, plus (ii) the amount paid in the 5G auction, under the formula below (“Final Price” and “Price Adjustment”):

Final Price = Base Price - (Final Net Debt - Base Net Debt) + (Final Working Capital - Base Working Capital) + [Full Amount Paid in the 5G/700MHz Auction]

For the purposes of Price Adjustment formula:

“Final Net Debt” and “Final Working Capital” mean, respectively, the amount of the Net Debt and the Working Capital calculated based on the Final Balance.

“Base Net Debt” and “Base Working Capital” mean, respectively, the amount of the Net Debt and the Working Capital calculated based on the pro forma Financial Statements of Oi Móvel.

[“Full Amount Paid in the 5G/700MHz Auction” means the sum (i) of the cash amount disbursed by Oi or its Controlled Companies in the 5G/700MHz Auction and (ii) of the indebtedness assumed by Oi or its Controlled Companies as a condition to its participation in the 5G/700MHz Auction.]

o  Any disagreement of Buyer regarding the Price Adjustment must be addressed after the Closing, as set forth in the SPA, and it cannot be used as a justification for the Buyer not to pay, in whole or in part, the Closing Price on the Closing Date.

•  Financial disbursements: Except for the financial disbursements expressly allowed in the SPA (which will be described in an exhibit), the occurrence of any of the following events between the base date for drafting of the Final Balance and the Closing Date shall be considered a financial disbursement that may be deducted from the Final Price (“Financial Disbursements”):

(i)     declaration, payment, distribution and/or credit of dividends, profit sharing or interest on net equity by SPE Movable;

(ii)   transfer of any amounts related to intercompany loans among the Oi Group companies by  SPE Movable;

(iii) payment, or payment offer or promise, by SPE Movable, of any new bonuses or other fees to any of its managers or employees. For the avoidance of doubt, this item “iii” expressly does not include any sums paid to managers or employees in the Regular Course of Business, including as variable or share-based compensation, monthly wage and contributions for social security and long-term incentive plans.

o   Any disagreement of Buyer regarding the Financial Disbursements must be addressed after the Closing, as set forth in the SPA, and it cannot be used as a justification for the Buyer not to pay, in whole or in part, the Closing Price on the Closing Date.

•  Price adjustments at Closing: on the Closing Date, Buyer must pay to Seller the Final Price (that is, adjusted by the formula above), deducted from any Financial Disbursements and adjusted by the positive variation since the execution date of the SPA until the Closing Date (“Closing Price”).

o   At Closing, Seller will deliver to Buyer a statement with all Financial Disbursements deducted from the Final Price.

Disagreement with the Price Adjustment: if Buyer does not agree with the amounts/calculations regarding the Price Adjustment and/or the Financial Disbursements deducted from the Final Price, the Parties shall define the procedure to solve the dispute to be applied after the Closing and payment of the Closing Price.

Guarantee:

• Buyer must submit a surety letter guaranteeing the payment of the break-up fee.

Conditions Precedent: Conditions that must be complied and/or waived (as the case may be) for the Closing to occur:

•  Conditions Precedent (in benefit) of the Parties:

(i)     all requirements and formalities set forth in the Bankruptcy and Judicial Reorganization Law and in the Judicial Reorganization Plan must have been complied with;

(ii)   the court auction cannot have been the object of a decision with a staying effect granted until the Closing Date;

(iii) obtainment of CADE Approval;

(iv)  obtainment of Prior Consent from ANATEL;

(v)    a law or decision that prevents the consummation of the Transaction must not have been enacted.

•  Conditions Precedent (in benefit) of Seller and the Intervening Consenting Party:

(i)     the representations and warranties made by Buyer must remain true, complete and exact, from the execution date of the SPA until the Closing Date;

(ii)   the obligations assumed by Buyer in the SPA must be fully complied with;

(iii) obtainment, by Buyer, of all prior authorizations (or waivers) from third parties, necessary to carry out the Transaction (if applicable).

•  Conditions Precedent (in benefit) of Buyer:

(i)     the Fundamental Representations and Warranties of Seller and the Intervening Consenting Party must remain true, complete and exact, from the execution date of the SPA until the Closing Date;

(ii)   the obligations assumed by Seller and the Intervening Consenting Party in the SPA must be fully complied with;

(iii) obtainment, by Seller and/or the Intervening Consenting Party, as the case may be, of all prior authorizations (or waivers) from third parties, necessary to carry out the Transaction.

•  Prior authorizations (or waivers) of third parties: the non-obtainment of certain prior authorizations (or waivers) of third parties (which will be described in an exhibit), by Buyer and/or by Seller, shall not prevent the Closing, except if the non-obtainment of such prior authorizations (or waivers) causes a Material Adverse Effect to the conclusion of the Transaction.

Submission to CADE and ANATEL:

•  The responsibility for drafting the forms and the actual submission of the Transaction to CADE and ANATEL shall be incumbent upon Buyer, it being ensured to Seller the possibility of participating in such proceedings.

o  Costs related to the proceedings for approval of the Transaction by CADE and by ANATEL shall be borne by Buyer.

•  Restrictions and remedies: Buyer shall be responsible for talking all necessary measures, at its own costs, to obtain CADE Approval and Prior Consent from ANATEL, it being obligated to submit any and all remedies and/or conditions that CADE and/or ANATEL deem necessary to obtain the respective approvals and to conclude the Transaction.

o  Buyer is obligated to accept and implement any restriction or remedy imposed by CADE and/or ANATEL, provided that it results in a divestment of assets and/or businesses, which revenue generated in the fiscal year immediately prior to the fiscal year of the execution date of the SPA corresponds to, in aggregate, to [40%] or less than the consolidated sales result of the Buyer’s group in the same period. If it is necessary to divest the assets and/or businesses, which revenue generated in the fiscal year immediately prior to the fiscal year of the execution date of the SPA corresponds, in aggregate, to more than [40%] of the consolidated sales revenue of the Buyer’s group in the same period, Buyer may choose not to carry out the Closing, it being subject, in this case, to the payment of the break-up fee.

The imposition of any remedies or restrictions by CADE and/or by ANATEL shall not affect or imply in a change, in any case, to the price for acquisition of UPI Movable Assets.

Regular Course and Conduct of Business:

•  Oi Móvel, until the constitution of SPE Movable, and SPE Movable, as of its constitution until the Closing, must conduct their activities observing the regular course of business and may not resolve or practice any acts such as changing accounting practices, disposing assets of SPE Movable and issuing new shares, among others, except if such acts (a) are related to the assets or liabilities of Oi Móvel that are not part of UPI Movable Assets; (b) are carried out in the context of carve out; (c) are carried out in the context of the 5G auction; (d) are set forth in the SPA and/or in the Judicial Reorganization Plan; or (e) are previously authorized in writing by Buyer:

•  For the purposes of clarification, the abovementioned restrictions do not apply (i) to the businesses and activities regarding the assets, liabilities and rights of Oi Móvel that will not be part of the Transaction and that will not be segregated in the carve out; and (ii) to the acts or resolutions made within the scope of the 5G auction.

Closing:

•  The Closing of the Transaction shall occur (i) by the 10th business day as of the date in which all Conditions Precedent have been verified and/or waived, provided that such date may not be later than the 25th business day of the month, except upon express agreement between the Parties, or (ii) on another date that may be previously agreed between the Parties in writing.

•  At Closing, all acts necessary for the actual consummation of the Transaction will be carried out.

•  Obligation to carry out the Closing: once all Conditions Precedent have been verified and/or waived, Buyer is obligated to carry out the Closing, along with Seller, notwithstanding the occurrence, between the execution of the SPA and the Closing Date, of any (i) fact that has resulted in a Material Adverse Effect, or (ii) an event of force majeure and/or act of God.

Indemnification:

•  Indemnification by Seller: Seller must indemnify Buyer (and its Affiliates, managers, employees, representatives and successors) for any loss arising directly or indirectly from:

(i)     any falsehood, inaccuracy or violation of the representations and warranties made by Seller and by the Intervening Consenting Party; and/or

(ii)   omission or commission of Seller (and/or of the Intervening Consenting Party, provided that the omission or commission occurs by the Closing Date, inclusive) that results in (x) the violation of the SPA or of any of the other Transaction documents, or (y) default, violation or breach of any obligations set out in such instruments that is the responsibility of Seller or Intervening Consenting Party (in this case, provided that the default, violation or breach occurs by the Closing Date, inclusive).

•  Indemnification by Buyer: Buyer must indemnify Seller and the Intervening Consenting Party (in this case, by the Closing Date) (and its Affiliates, managers, employees, representatives and successors) for any loss arising directly or indirectly from:

(i)     any falsehood, inaccuracy or violation of the representations and warranties made by Buyer; and/or

(ii)   omission or commission of Buyer that results in (x) the violation of the SPA or any of the other Transaction documents, or (z) default, violation or breach of any obligation set out in such instruments that is the responsibility of Buyer (in this case, provided that the default, failure to comply, defective, untimely or partial compliance is verified as of the Closing Date).

•  Limits to the obligation to indemnify of Seller: Seller is not obligated to indemnify Buyer in the following situations:

(iii) losses arising from loss of profits, moral damage, loss of opportunity, damage to reputation or indirect damage;

(iv)  losses incurred by Oi Móvel, by SPE Movable arising from (x) contingencies that are identified in the financial statements of Oi Móvel, base date of December 31, 2019, and/or (y) contingencies, acts or facts that Buyer had access to during the due diligence proceedings for the purposes of the Transaction;

(v)    the aggregate amount of all losses indemnified by Seller exceeds the amount equivalent to 5% of the Final Price;

(vi)  the individual amount of a loss incurred by Buyer is lower than BRL 200,000.00 (“Individual De Minimis Amount”); and

(vii) until the moment in which the sum of the losses owed by Seller to Buyer does not reach an amount equivalent or higher than BRL 5,000,000.00 (“Global De Minimis Amount”) - once the Global De Minimis Amount is reached, Seller is only liable for the payment of the losses owed that exceed the Individual De Minimis Amount, in excess of the Global De Minimis Amount.

o   The obligation to indemnify of Buyer has no limits (except for the time limit).

Time Limit: The obligations to indemnify of Seller and Buyer shall remain valid until the date of the 3rd anniversary of the Closing Date or according to the statute of limitations applicable to the nature of such loss, whichever is shortest.

Confidentiality and notices:

•  The Parties and the Intervening Consenting Party mutually undertake the commitment to not disclose, in whole or in part, the object and/or the content of the SPA to any third parties.

•  Any public notices regarding the Transaction must be informed and discussed between the Parties, so that the Parties are in agreement regarding its content and, if possible, they may disclose a joint notice.

Supervening Assets:

•  Any Supervening Assets received by SPE Movable must be fully paid up to Seller by Buyer.

o   “Supervening Assets” means any and all assets and/or funds actually received by SPE Movable regarding the facts prior to the Closing Date, even if they have been disclosed by Seller and by the Intervening Consenting Party in the SPA.

Term of effectiveness of the SPA and termination:

•  The SPA becomes effective as of its execution date and shall remain in force until (i) the consummation of the Transaction or (ii) the end of the 18-month term as of its execution, without the consummation of the Transaction, whichever occurs first.

o   Seller may, at its exclusive discretion, regardless of justification, extend said term of 18 months until the necessary term for obtaining CADE Approval and/or Prior Consent from ANATEL.

Break-Up Fee:

•  The break-up fee shall be owed by Buyer to Seller in the event of non-consummation of the Transaction by the end of the 18-month term as of the execution date of the SPA,

o   Amount of the break-up fee: BRL [fixed amount corresponding to 30% of the auction price]

Limits: the break-up fee shall not be owed if the SPA is terminated due to: (i) decision rendered by any relevant governmental authority (except CADE and ANATEL) that prevents the consummation of the Transaction until the end of the 18-month term; or (ii) the material violation of the obligations undertaken, or of representations and warranties made, by Seller and/or by the Intervening Consenting Party - for the purposes of clarification, the break-up fee shall be due in the case of non-obtainment of CADE Approval and/or Prior Consent from ANATEL.

Conflict Resolution:

•  Disputes arising from the SPA shall be resolved by arbitration, before the Market Arbitration chamber, except for the obtainment of urgent reliefs to protect or safeguard rights prior to the installation of the arbitration tribunal (which shall be submitted to the central courts of the City of Rio de Janeiro, State of Rio de Janeiro).